UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 11, 2015
(Date of report; date of
earliest event reported)

Commission file number: 1-3754

ALLY FINANCIAL INC.
(Exact name of registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

200 Renaissance Center
P.O. Box 200 Detroit, Michigan
48265-2000
(Address of principal executive offices)
(Zip Code)

(866) 710-4623
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.
Ally Financial Receives Non-Objection to CCAR Capital Plan
Company begins redemption of $1.3 billion of its Series G preferred securities
DETROIT - Ally Financial Inc. (NYSE: ALLY) today announced that it received a non-objection on its capital plan from the Federal Reserve, including the proposed capital actions contained in its 2015 Comprehensive Capital Analysis and Review (CCAR) submission. Ally’s capital plan includes the continued payment of dividends and interest to holders of its outstanding capital securities, as well as a number of meaningful actions intended to further rationalize the company’s capital structure and drive improved financial performance in the future, including:

•	Redemption of $1.3 billion of its Series G preferred securities outstanding in April of 2015;

•	Redemption or repurchase of its $1 billion in Series A preferred securities outstanding by the second quarter of 2016;

•	Redemption of $500 million of its trust preferred securities outstanding in the first quarter of 2016; and

•	Additional repurchases of its high-cost unsecured debt.
“These actions are key steps to enable Ally to further advance its plans to normalize its capital structure and reduce its funding costs in the future, which will have a meaningful result on overall performance,” said Ally Chief Executive Officer Jeffrey J. Brown. “With respect to our operations, we have a strong capital and liquidity profile to support our broad customer base, including our continued momentum in expanding our auto finance growth channel.”
Ally has provided a redemption notice today for $1.3 billion of its Series G preferred securities, with a redemption date of April 10. As a result, the company expects to incur an approximately $1.2 billion reduction to common capital in the second quarter of 2015.
The capital plan also contemplates an additional $200 million common capital reduction from the repurchase of high cost unsecured debt and/or preferred securities. The timing of the capital actions will be subject to various factors including the company’s capital position, liquidity, financial performance and general market conditions.
About Ally Financial Inc.
Ally Financial Inc. (NYSE: ALLY) is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full spectrum of financial products and services, including new and used vehicle inventory and consumer financing, leasing, vehicle service contracts, commercial loans and vehicle remarketing services, as well as a variety of insurance offerings, including inventory insurance, insurance consultative services for dealers and other ancillary products. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Corporate Finance unit provides financing to middle-market companies across a broad range of industries.
With approximately $151.8 billion in assets as of Dec. 31, 2014, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.
Forward-Looking Statements
In this press release, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.
While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors (“GM”), and Ally and Chrysler Group LLC (“Chrysler”), and our ability to further diversify our business; our ability to maintain relationships with automotive dealers; the significant regulation and restrictions that we are subject to as a bank holding company and financial holding company; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in our credit ratings; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).
Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.
Contact:
Gina Proia
646-781-2692
gina.proia@ally.com

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ally Financial Inc. (Registrant)

Dated:	March 11, 2015	/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Chief Accounting Officer and Controller